Exhibit 99.1

Atlas Energy Solutions Announces Third Quarter 2024 Results;

Increases Quarterly Dividend and Announces Authorization for $200mm Share Buyback Program

Austin, TX – October 28, 2024 – Atlas Energy Solutions Inc. (NYSE: AESI) (“Atlas” or the “Company”) today reported financial and operating results for the third quarter ended September 30, 2024.

Third Quarter 2024 Highlights

•
Total sales of $304.4 million
•
Net income of $3.9 million (1% Net Income Margin)
•
Adjusted EBITDA of $71.1 million (23% Adjusted EBITDA Margin) (1)
•
Net cash provided by operating activities of $85.2 million
•
Adjusted Free Cash Flow of $58.7 million (19% Adjusted Free Cash Flow Margin) (1)
•
Commissioning activities for the Dune Express underway
•
Declares increased quarterly dividend of $0.24 per share, payable November 14, 2024

Financial Summary

.	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	September 30, 2023
	(unaudited, in thousands, except percentages)
Sales	$304,434	$287,518	$192,667	$157,616
Net income	$3,918	$14,837	$26,787	$56,327
Net Income Margin	1%	5%	14%	36%
Adjusted EBITDA	$71,051	$79,072	$75,543	$84,078
Adjusted EBITDA Margin	23%	28%	39%	53%
Net cash provided by operating activities	$85,189	$60,856	$39,562	$55,406
Adjusted Free Cash Flow	$58,669	$73,654	$71,083	$68,521
Adjusted Free Cash Flow Margin	19%	26%	37%	43%
(1)
Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin are non-GAAP financials measures. See Non-GAAP Financial Measures for a discussion of these measures and a reconciliation of these measures to our most directly comparable financial measures calculated and presented in accordance with GAAP.

John Turner, President & CEO, commented, “Our third quarter results were impacted by higher operating expenses related to lingering expenses related to the Kermit feed system rebuild and our follow-on initiatives to improve our operational processes and systems to ensure that the productive capabilities of our key plants are optimized. Importantly, the commissioning of the Dune Express commenced earlier this month. Our focus is on ensuring that Atlas’ diversified network of mines and logistics solutions is optimized for the transformational Dune Express delivery system and our expected expansion of sales in 2025.”

Third Quarter 2024 Financial Results

Third quarter 2024 total sales increased $16.9 million, or 6% when compared to the second quarter of 2024, to $304.4 million. Product sales increased $17.1 million, or 13% when compared to the second quarter of 2024, to $145.3 million. Third quarter 2024 sales volumes increased to 6.0 million tons, or 22% when compared to the second quarter of 2024, which was offset by lower average pricing experienced during the period. Service sales were relatively flat when compared to the second quarter of 2024, at $159.1 million.

Third quarter 2024 cost of sales (excluding depreciation, depletion and accretion expense) (“cost of sales”) increased by $23.2 million, or 11% when compared to the second quarter of 2024, to $225.3 million. The increase in our cost of sales was primarily driven by temporarily higher costs at our Kermit facility associated with process improvements, the re-start of full mining operations, and delays in dredge commissioning. In addition, our costs of sales include incremental operating costs associated with OnCore deployments.

Selling, general and administrative expenses (“SG&A”) for the third quarter of 2024 decreased $1.8 million, or 7% when compared to the second quarter of 2024, to $25.5 million. Included within our SG&A is $6.3 million in stock based compensation and $2.4 million in other acquisition related costs.

Net income for the third quarter of 2024 was $3.9 million, and Adjusted EBITDA for the third quarter of 2024 was $71.1 million.

Liquidity, Capital Expenditures and Other

As of September 30, 2024, the Company’s total liquidity was $253.4 million, which was comprised of $78.6 million in cash and cash equivalents, $74.8 million of availability under the Company’s ABL Facility, and $100 million of availability under the Company's Delayed Draw Term Loan Facility. The Company had $50.0 million of borrowings outstanding under the ABL Facility and $0.2 million of outstanding undrawn letters of credit.

Net cash used in investing activities was $76.3 million during the third quarter of 2024, driven largely by the construction of the Dune Express and other process and operational improvements.

Quarterly Cash Dividend

On October 24, 2024, the Board of Directors of Atlas declared an increased dividend to common stockholders of $0.24 per share, or approximately $26.5 million in aggregate to shareholders. The dividend will be payable on November 14, 2024 to shareholders of record at the close of business on November 7, 2024.

Subsequent Events

Share Buyback Program

Subsequent to quarter end, the Board of Directors of Atlas authorized a share repurchase program under which the Company may repurchase up to $200 million of outstanding stock through December 31, 2026.

The shares may be repurchased from time to time in open market transactions at prevailing market prices, through block trades, in privately negotiated transactions, through derivative transactions or by other means and in accordance with federal securities laws. The timing, as well as the number and value of shares repurchased under the program, will be determined by the Company at its discretion and will depend on a variety of factors including management's assessment of the intrinsic value of the Company's common stock, the market price of the Company's common stock, general market and economic conditions, available liquidity, compliance with the Company’s debt and other agreements, applicable legal requirements, and other considerations. The exact number of shares to be repurchased by the Company is not guaranteed, and the program may be suspended, modified, or discontinued at any time without prior notice. The Company expects to fund the repurchases by using cash on hand and expected free cash flow to be generated over the next two years.

Conference Call Information

The Company will host a conference call to discuss financial and operational results on Tuesday, October 29, 2024 at 9:00am Central Time (10:00am Eastern Time). Individuals wishing to participate in the conference call should dial (877) 407-4133. A live webcast will be available at https://ir.atlas.energy/. Please access the webcast or dial in for the call at least 10 minutes ahead of the start time to ensure a proper connection. An archived version of the conference call will be available on the Company’s website shortly after the conclusion of the call.

The Company will also post an updated investor presentation titled “Investor Presentation October 2024”, in addition to a "October 2024 Growth Projects Update" video, at https://ir.atlas.energy/ in the "Presentations” section under “News & Events” tab on the Company’s Investor Relations webpage prior to the conference call.

About Atlas Energy Solutions

Atlas Energy Solutions Inc. is a leading proppant producer and proppant logistics provider, serving primarily the Permian Basin of West Texas and New Mexico. We operate 14 proppant production facilities across the Permian Basin with a combined annual production capacity of 29 million tons, including both large-scale in-basin facilities and smaller distributed mining units. We manage a portfolio of leading-edge logistics assets, which includes our 42-mile Dune Express conveyor system, which is currently under construction and is scheduled to come online in the fourth quarter of 2024. In addition to our conveyor infrastructure, we manage a fleet of 120 trucks, which are capable of delivering expanded payloads due to our custom-manufactured trailers and patented drop-depot process. Our approach to managing both our proppant production and proppant logistics operations is intently focused on leveraging technology, automation and remote operations to drive efficiencies.

We are a low-cost producer of various high-quality, locally sourced proppants used during the well completion process. We offer both dry and damp sand, and carry various mesh sizes including 100 mesh and 40/70 mesh. Proppant is a key component necessary to facilitate the recovery of hydrocarbons from oil and natural gas wells.

Our logistics platform is designed to increase the efficiency, safety and sustainability of the oil and natural gas industry within the Permian Basin. Proppant logistics is increasingly a differentiating factor affecting customer choice among proppant producers. The cost of delivering sand, even short distances, can be a significant component of customer spending on their well completions given the substantial volumes that are utilized in modern well designs.

We continue to invest in and pursue leading-edge technologies, including autonomous trucking, digital infrastructure, and artificial intelligence, to support opportunities to gain efficiencies in our operations. To this end, we have recently taken delivery of next-generation dredge mining assets to drive efficiencies in our proppant production operations. These technology-focused investments aim to improve our cost structure and also combine to produce beneficial environmental and community impacts.

While our core business is fundamentally aligned with a lower emissions economy, our core obligation has been, and will always be, to our stockholders. We recognize that maximizing value for our stockholders requires that we optimize the outcomes for our broader stakeholders, including our employees and the communities in which we operate. We are proud of the fact that our approach to innovation in the hydrocarbon industry while operating in an environmentally responsible manner creates immense value. Since our founding in 2017, our core mission has been to improve human beings’ access to the hydrocarbons that power our lives while also delivering differentiated social and environmental progress. Our Atlas team has driven innovation and has produced industry-leading environmental benefits by reducing energy consumption, emissions, and our aerial footprint. We call this Sustainable Environmental and Social Progress.

We were founded in 2017 by Ben M. “Bud” Brigham, our Executive Chairman, and are led by an entrepreneurial team with a history of constructive disruption bringing significant and complementary experience to this enterprise, including the perspective of longtime E&P operators, which provides for an elevated understanding of the end users of our products and services. Our executive management team has a proven track record with a history of generating positive returns and value creation. Our experience as E&P operators was instrumental to our understanding of the opportunity created by in-basin sand production and supply in the Permian Basin, which we view as North America’s premier shale resource and which we believe will remain its most active through economic cycles.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are predictive or prospective in nature, that depend upon or refer to future events or conditions or that include the words “may,” “assume,” “forecast,” “position,” “strategy,” “potential,” “continue,” “could,” “will,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, timing expectations and costs associated with the execution of process improvements at the Kermit facility; expected production volumes; the ultimate impact of the incident on Atlas’s future performance, operations and operating expenses; our plans and expectations regarding our newly authorized stock repurchase program; expectations regarding the leverage and dividend profile and expectations of Atlas; our business strategy, industry, future operations and profitability, expected capital expenditures and the impact of such expenditures on our performance, statements about our financial position, production, revenues and losses, our capital programs, management changes, current and potential future long-term contracts and our future business and financial performance.

Although forward-looking statements reflect our good faith beliefs at the time they are made, we caution you that these forward-looking statements are subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include but are not limited to: uncertainty regarding the ultimate cost and time needed to execute the desired process improvements at our production facilities; unexpected future capital expenditures; uncertainties as to whether the Hi-Crush Acquisition will achieve its anticipated benefits and projected synergies within the expected time period or at all; Atlas’s ability to integrate Hi-Crush Inc.’s operations in a successful manner and in the expected time period; unforeseen or unknown liabilities; unexpected future capital expenditures; our ability to successfully execute our stock repurchase program or implement future stock repurchase programs; commodity price volatility, including volatility stemming from the ongoing armed conflicts between Russia and Ukraine and Israel and Hamas; increasing hostilities and instability in the Middle East; adverse developments affecting the financial services industry; our ability to complete growth projects, including the Dune Express, on time and on budget; the risk that stockholder litigation in connection with our recent corporate reorganization may result in significant costs of defense, indemnification and liability; changes in general economic, business and political conditions, including changes in the financial markets; transaction costs; actions of OPEC+ to set and maintain oil production levels; the level of production of crude oil, natural gas and other hydrocarbons and the resultant market prices of crude oil; inflation; environmental risks; operating risks; regulatory changes; lack of demand; market share growth; the uncertainty inherent in projecting future rates of reserves; production; cash flow; access to capital; the timing of development expenditures; the ability of our customers to meet their obligations to us; our ability to maintain effective internal controls; and other factors discussed or referenced in our filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”), including those discussed under the heading “Risk Factors” in Annual Report on Form 10-K, filed with the SEC on February 27, 2024, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact

Kyle Turlington

5918 W Courtyard Drive, Suite #500
Austin, Texas 78730
United States
T: 512-220-1200
IR@atlas.energy

Atlas Energy Solutions Inc.

Condensed Consolidated Statements of Income

(unaudited, in thousands, except per share data)

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	September 30, 2023

Product sales	$145,347	$128,210	$113,432	$114,773
Service sales	159,087	159,308	79,235	42,843
Total sales	304,434	287,518	192,667	157,616
Cost of sales (excluding depreciation, depletion and accretion expense)	225,347	202,136	106,746	67,770
Depreciation, depletion and accretion expense	26,069	25,027	17,175	10,221
Gross profit	53,018	60,355	68,746	79,625
Selling, general and administrative expense (including stock and unit-based compensation expense of $6,289, $5,466, $4,206 and $1,414, respectively.)	25,463	27,266	28,008	14,301
Amortization expense of acquired intangible assets	3,744	3,768	1,061	—
Loss on disposal of assets	8,574	11,098	—	—
Insurance recovery (gain)	—	(10,000)	—	—
Operating income	15,237	28,223	39,677	65,324
Interest (expense), net	(11,193)	(10,458)	(4,978)	(1,496)
Other income	289	138	23	136
Income before income taxes	4,333	17,903	34,722	63,964
Income tax expense	415	3,066	7,935	7,637
Net income	$3,918	$14,837	$26,787	$56,327
Less: Net income attributable to redeemable noncontrolling interest				26,887
Net income attributable to Atlas Energy Solutions Inc.	$3,918	$14,837	$26,787	$29,440

Net income per common share
Basic	$0.04	$0.13	$0.26	$0.51
Diluted	$0.04	$0.13	$0.26	$0.51
Weighted average common shares outstanding
Basic	109,883	111,064	102,931	57,237
Diluted	111,078	112,023	103,822	57,928

Atlas Energy Solutions Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	September 30, 2023

Operating activities:
Net income	$3,918	$14,837	$26,787	$56,327
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion expense	26,972	25,886	18,007	10,746
Amortization of debt discount	1,045	1,083	407	231
Amortization of deferred financing costs	122	118	78	79
Amortization expense of acquired intangible assets	3,744	3,768	1,061	—
Loss on disposal of assets	8,574	11,098	—	—
Stock and unit-based compensation	6,289	5,466	4,206	1,414
Deferred income tax	154	2,758	7,521	9,432
Other	(906)	(744)	(5)	(42)
Changes in operating assets and liabilities:	35,277	(3,414)	(18,500)	(22,781)
Net cash provided by operating activities	85,189	60,856	39,562	55,406

Investing activities:
Purchases of property, plant and equipment	(86,276)	(115,790)	(95,486)	(98,858)
Hi-Crush acquisition, net of cash acquired	—	—	(142,233)	—
Proceeds from insurance recovery	10,000	—	—	—
Net cash used in investing activities	(76,276)	(115,790)	(237,719)	(98,858)

Financing Activities:
Prepayment fee on 2021 Term Loan Credit Facility	—	—	—	(2,649)
Proceeds from borrowings	(3,039)	3,039	198,500	—
Principal payments on term loan borrowings	(4,333)	(4,217)	(1,381)	—
Issuance costs associated with debt financing	(37)	(416)	(730)	(3,645)
Payments under finance leases	(863)	(846)	(65)	(232)
Repayment of notes payable	(1,456)	(855)	(216)	—
Dividends and distributions	(25,271)	(24,168)	(21,005)	(27,158)
Net cash provided by (used in) financing activities	(34,999)	(27,463)	175,103	(33,684)
Net decrease in cash and cash equivalents	(26,086)	(82,397)	(23,054)	(77,136)
Cash and cash equivalents, beginning of period	104,723	187,120	210,174	341,674
Cash and cash equivalents, end of period	$78,637	$104,723	$187,120	$264,538

Atlas Energy Solutions Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	As of	As of
	September 30, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$78,637	$210,174
Accounts receivable, including related parties	179,924	71,170
Inventories, prepaid expenses and other current assets	57,952	37,342
Total current assets	316,513	318,686
Property, plant and equipment, net	1,449,540	934,660
Right-of-use assets	19,647	4,151
Goodwill	75,219	—
Intangible assets	109,281	1,767
Other long-term assets	3,290	2,422
Total assets	$1,973,490	$1,261,686
Liabilities and stockholders' equity
Current liabilities:
Accounts payable, including related parties	125,005	61,159
Accrued liabilities and other current liabilities	96,948	31,433
Current portion of long-term debt	36,219	—
Total current liabilities	258,172	92,592
Long-term debt, net of discount and deferred financing costs	439,043	172,820
Deferred tax liabilities	207,182	121,529
Other long-term liabilities	22,912	6,921
Total liabilities	927,309	393,862
Total stockholders' and members' equity	1,046,181	867,824
Total liabilities and stockholders’ equity	$1,973,490	$1,261,686

Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion and Maintenance Capital Expenditures are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others, in the case of Adjusted EBITDA, to assess our operating performance on a consistent basis across periods by removing the effects of development activities, provide views on capital resources available to organically fund growth projects and, in the case of Adjusted Free Cash Flow, assess the financial performance of our assets and their ability to sustain dividends or reinvest to organically fund growth projects over the long term without regard to financing methods, capital structure, or historical cost basis.

These measures do not represent and should not be considered alternatives to, or more meaningful than, net income, income from operations, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. Adjusted EBITDA and Adjusted Free Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income, the most directly comparable GAAP financial measure. Our computation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion and Maintenance Capital Expenditures may differ from computations of similarly titled measures of other companies.

Non-GAAP Measure Definitions:

•
We define Adjusted EBITDA as net income before depreciation, depletion and accretion, amortization expense of acquired intangible assets, interest expense, income tax expense, stock and unit-based compensation, loss on extinguishment of debt, loss on disposal of assets, insurance recovery (gain), unrealized commodity derivative gain (loss), other acquisition related costs, and other non-recurring costs. Management believes Adjusted EBITDA is useful because it allows management to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period and against our peers without regard to financing method or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Certain prior period non-recurring costs of goods sold are now included as an add-back to adjusted EBITDA in order to conform to the current period presentation and to more accurately describe the Company’s operating performance and results period over period.
•
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total sales.
•
We define Adjusted Free Cash Flow as Adjusted EBITDA less Maintenance Capital Expenditures. Management believes that Adjusted Free Cash Flow is useful to investors as it provides a measure of the ability of our business to generate cash.
•
We define Adjusted Free Cash Flow Margin as Adjusted Free Cash Flow divided by total sales.
•
We define Adjusted Free Cash Flow Conversion as Adjusted Free Cash Flow divided by Adjusted EBITDA.
•
We define Maintenance Capital Expenditures as capital expenditures excluding growth capital expenditures and reconstruction of previously incurred growth capital expenditures.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow to Net Income

(unaudited, in thousands)

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	September 30, 2023
Net income	$3,918	$14,837	$26,787	$56,327
Depreciation, depletion and accretion expense	26,972	25,886	18,007	10,746
Amortization expense of acquired intangible assets	3,744	3,768	1,061	—
Interest expense	11,831	12,014	6,976	4,673
Income tax expense	415	3,066	7,935	7,637
EBITDA	$46,880	$59,571	$60,766	$79,383
Stock and unit-based compensation	6,289	5,466	4,206	1,414
Loss on disposal of assets (2)	8,574	11,098	—	—
Insurance recovery (gain)(3)	—	(10,000)	—	—
Other non-recurring costs (4)	6,918	7,049	368	3,281
Other acquisition related costs (1)	2,390	5,888	10,203	—
Adjusted EBITDA	$71,051	$79,072	$75,543	$84,078
Maintenance Capital Expenditures (5)	$12,382	$5,418	$4,460	$15,557
Adjusted Free Cash Flow	$58,669	$73,654	$71,083	$68,521

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Adjusted Free Cash Flow to Net Cash Provided by Operating Activities

(unaudited, in thousands, except percentages)

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	September 30, 2023
Net cash provided by operating activities	$85,189	$60,856	$39,562	$55,406
Current income tax expense (benefit)(5)	261	308	414	(1,795)
Change in operating assets and liabilities	(35,277)	3,414	18,500	22,781
Cash interest expense (5)	10,664	10,813	6,491	4,363
Maintenance capital expenditures (5)	(12,382)	(5,418)	(4,460)	(15,557)
Other non-recurring costs (4)	6,918	7,049	368	3,281
Other acquisition related costs (1)	2,390	5,888	10,203	—
Insurance recovery (gain)(3)	—	(10,000)	—	—
Other	906	744	5	42
Adjusted Free Cash Flow	$58,669	$73,654	$71,083	$68,521
Adjusted EBITDA Margin	23%	28%	39%	53%
Adjusted Free Cash Flow Margin	19%	26%	37%	43%
Adjusted Free Cash Flow Conversion	83%	93%	94%	81%

(1)
Represents Hi-Crush transaction costs include fees paid to finance, legal, accounting and other advisors, employee retention and benefit costs, and other operational and corporate costs.
(2)
Represents loss on disposal of one of the Company's dredge mining assets at its Kermit facility and loss on disposal of assets as a result of the fire at one of the Kermit plants that caused damage to the physical condition of the Kermit asset group.
(3)
Represents insurance recovery (gain) deemed collectible and legally enforceable as of June 30, 2024 related to the fire at one of the Kermit plants. Cash was subsequently received as of September 30, 2024.
(4)
Other non-recurring costs includes costs incurred during our Up-C simplification transaction, temporary loadout, and other infrequent and unusual costs.

(5)
A reconciliation of the adjustment of these items used to calculate Adjusted Free Cash Flow to the Consolidated Financial Statements is included below.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Maintenance Capital Expenditures to Purchase of Property, Plant and Equipment

(unaudited, in thousands)

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	September 30, 2023
Maintenance Capital Expenditures, accrual basis reconciliation:
Purchases of property, plant and equipment	$86,276	$115,790	$95,486	$98,858
Changes in operating assets and liabilities associated with investing activities (1)	(5,389)	16,134	(2,575)	40,153
Less: Growth capital expenditures and reconstruction of previously incurred growth capital expenditures	(68,505)	(126,506)	(88,451)	(123,454)
Maintenance Capital Expenditures, accrual basis	$12,382	$5,418	$4,460	$15,557
(1)
Positive working capital changes reflect capital expenditures in the current period that will be paid in a future period. Negative working capital changes reflect capital expenditures incurred in a prior period but paid during the period presented.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Current Income Tax Expense to Income Tax Expense

(unaudited, in thousands)

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	September 30, 2023
Current tax expense reconciliation:
Income tax expense	$415	$3,066	$7,935	$7,637
Less: deferred tax expense	(154)	(2,758)	(7,521)	(9,432)
Current income tax expense (benefit)	$261	$308	$414	$(1,795)

Atlas Energy Solutions Inc. – Supplemental Information

Cash Interest Expense to Income Expense, Net

(unaudited, in thousands)

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	September 30, 2023
Cash interest expense reconciliation:
Interest expense, net	$11,193	$10,458	$4,978	$1,496
Less: Amortization of debt discount	(1,045)	(1,083)	(407)	(231)
Less: Amortization of deferred financing costs	(122)	(118)	(78)	(79)
Less: Interest income	638	1,556	1,998	3,177
Cash interest expense	$10,664	$10,813	$6,491	$4,363